CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 6 to the registration statement on Form N-1A (“Registration Statement”) of our report dated February 19, 2003, relating to the financial statements and financial highlights which appears in the December 31, 2002 Annual Report to Shareholders of the Titan 500 Fund, Tempest 500 Fund, Velocity 100 Fund, Venture 100 Fund, Titan 500 Master Portfolio, Tempest 500 Master Portfolio, Velocity Master Portfolio and Venture 100 Master Portfolio (constituting the Rydex Dynamic Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Independent Accountant And Custodian,” “Financial Statements," and "Financial Highlights" in such Registration Statement.

PricewaterhouseCoopers
Baltimore, Maryland
April 25, 2003